Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Aethlon Medical, Inc. of our report dated June 28, 2017, relating to the consolidated financial statements of Aethlon Medical, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ SQUAR MILNER LLP

SQUAR MILNER LLP

San Diego, California

September 15, 2017